Exhibit 3.2

Colorado Secretary of State
Date and Time: 08/04/2006 12:14 PM
Document processing fee		Id Number: 19881072020
If document is filed on paper	$125.00
If document is filed electronically	$ 25.00	Document number: 20061318962
Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.
Paper documents must be typewritten or machine printed.		ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19881072020

1. Entity name:	GAIAM, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

AMD_PC	Page 1 of 2	Rev. 11/15/2005

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Powers	Lynn
	(Last)	(First)	(Middle)	(Suffix)
c/o K. Duplay, Bartlit Beck et al.
(Street name and number or Post Office information)
1899 Wynkoop St., 8th Fl.
	Denver	CO	80202
	(City)	(State)	(Postal/Zip Code)
United States
	(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC	Page 2 of 2	Rev. 11/15/2005

Attachment to

Articles of Amendment of

Gaiam, Inc.

Section F of Article IV of the Amended and Restated Articles of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

“F. Quorum and Voting Requirements. At all meetings of the shareholders, the holders of a majority of the votes eligible to be cast shall constitute a quorum. If a quorum is present, the affirmative vote of a majority of the votes eligible to be cast on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by groups is required by the Colorado Business Corporation Act or these Articles. Any action required or permitted by Articles 101 to 117 of the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.”